SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*


                              Portal Software, Inc.
                      -------------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    736126103
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 25
                            Exhibit Index on Page 23

CUSIP NO. 736126103                                           PAGE 2 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V L.P. ("A5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    12,779,313  shares,  except that Accel V  Associates  L.L.C.
    NUMBER OF       ("A5A"),  the  general  partner of A5, may be deemed to have
     SHARES         sole power to vote these shares,  and ACP Family Partnership
   BENEFICIALLY     L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
    OWNED BY        James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
      EACH          D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
    REPORTING       Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
     PERSON         J. Peter Wagner ("Wagner"), the managing members of A5A, may
      WITH          be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    12,779,313  shares,  except that A5A, the general partner of
                    A5,  may be deemed to have sole  power to  dispose  of these shares,  and ACPFP,  SFP, Breyer,  Evnin,  Hill,  Patterson,
                    Sednaoui,  Swartz and Wagner,  the managing  members of A5A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,779,313
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   17.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 3 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V Associates L.L.C. ("A5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    12,779,313  shares, all of which are directly owned by Accel
    NUMBER OF       V L.P.  ("A5").  Accel  V  Associates  L.L.C.  ("A5A"),  the
     SHARES         general  partner  of A5, may be deemed to have sole power to
   BENEFICIALLY     vote  these  shares,   and  ACP  Family   Partnership   L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    12,779,313  shares,  all of which are directly  owned by A5.
                    A5A,  the general  partner of A5, may be deemed to have sole power to dispose of these shares,  and ACPFP,  SFP,  Breyer,
                    Evnin,  Hill,  Patterson,  Sednaoui,  Swartz and Wagner, the
                    managing  members of A5A, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,779,313
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   17.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 4 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund L.P. ("AISTF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,712,362  shares,  except  that  Accel   Internet/Strategic
    NUMBER OF       Technology Fund Associates  L.L.C.  ("AISTFA"),  the general
     SHARES         partner  of AISTF,  may be deemed to have sole power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,712,362 shares, except that AISTFA, the general partner of
                    AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP,  SFP, Breyer,  Evnin,  Hill,  Patterson,
                    Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,712,362
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 5 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,712,362   shares,   all  of  which   are  owned  by  Accel
    NUMBER OF       Internet/Strategic  Technology Fund L.P. ("AISTF").  AISTFA,
     SHARES         the  general  partner  of AISTF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and ACP Family Partnership L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,712,362 shares,  all of which are owned by AISTF.  AISTFA, the  general  partner  of AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP,  SFP,  Breyer,
                    Evnin,  Hill,  Patterson,  Sednaoui,  Swartz and Wagner, the
                    managing  members  of AISTFA, may be  deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,712,362
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 6 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V L.P. ("AK5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    253,686  shares,  except  that Accel  Keiretsu V  Associates
    NUMBER OF       L.L.C.  ("AK5A"),  the general partner of AK5, may be deemed
     SHARES         to have sole power to vote these shares, and James W. Breyer
   BENEFICIALLY     ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    OWNED BY        ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
      EACH          Sednaoui  ("Sednaoui "),  James  R.  Swartz  ("Swartz")  and
    REPORTING       J. Peter Wagner  ("Wagner"),  the managing  members of AK5A,
     PERSON         may be deemed to have shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    253,686  shares,  except that AK5A,  the general  partner of
                    AK5,  may be deemed to have sole  power to  dispose of these
                    shares,  and  Breyer,  Evnin,  Hill,  Patterson,   Sednaoui,
                    Swartz  and  Wagner,  the managing  members of AK5A,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   253,686
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 7 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V Associates L.L.C. ("AK5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    253,686  shares,  all of which are  directly  owned by Accel
    NUMBER OF       Keiretsu V L.P.  ("AK5").  AK5A, the general partner of AK5,
     SHARES         may be deemed to have sole power to vote these  shares,  and
   BENEFICIALLY     James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
    OWNED BY        D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
      EACH          Carter    Sednaoui    ("Sednaoui   "),   James   R.   Swartz
    REPORTING       ("Swartz")  and  J. Peter  Wagner  ("Wagner"),  the managing
     PERSON         members of AK5A,  may be deemed to have shared power to vote
      WITH          these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    253,686  shares,  all of which  are  directly  owned by AK5.
                    AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares,  and Breyer,  Evnin, Hill,
                    Patterson,  Sednaoui,  Swartz  and   Wagner,  the   managing
                    members  of AK5A,  may be  deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   253,686
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 8 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '96 L.P. ("AI96")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    761,056 shares, except that James W. Breyer ("Breyer"), Luke
    NUMBER OF       B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"), Arthur C.
     SHARES         Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui "),
   BENEFICIALLY     James   R.   Swartz   ("Swartz")   and    J.  Peter   Wagner
    OWNED BY        ("Wagner"),  the general  partners of AI96, may be deemed to
      EACH          have shared power to vote these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    761,056 shares,  except that Breyer, Evnin, Hill, Patterson,
                    Sednaoui, Swartz  and  Wagner, the general partners of AI96, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   761,056
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                           PAGE 9 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '99(C) L.P. ("AI99C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,583 shares, except that James W. Breyer ("Breyer"), Arthur
    NUMBER OF       C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui ")
     SHARES         and J. Peter  Wagner  ("Wagner"),  the  general  partners of
   BENEFICIALLY     AI99C,  may be deemed  to have  shared  power to vote  these
    OWNED BY        shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,583 shares,  except that Breyer,  Patterson,  Sednaoui and
                    Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,583
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 10 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ACP Family Partnership L.P. ("ACPFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     14,491,675 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5") and  1,712,362  are  directly  owned by
      EACH          Accel  Internet/Strategic  Technology  Fund L.P.  ("AISTF").
    REPORTING       ACPFP is a  managing  member  of Accel V  Associates  L.L.C.
     PERSON         ("A5A"), the general partner of A5, and a managing member of
      WITH          Accel  Internet/Strategic  Technology Fund Associates L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    14,491,675 shares, of which 12,779,313 are directly owned by
                    A5 and  1,712,362  are directly  owned by AISTF.  ACPFP is a managing  member of A5A,  the  general  partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   14,491,675
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   19.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 11 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     14,491,675 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5") and  1,712,362  are  directly  owned by
      EACH          Accel Internet/Strategic Technology Fund L.P. ("AISTF"). SFP
    REPORTING       is a managing member of Accel V Associates  L.L.C.  ("A5A"),
     PERSON         the  general  partner of A5, and a managing  member of Accel
      WITH          Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    14,491,675 shares, of which 12,779,313 are directly owned by
                    A5 and  1,712,362  are  directly  owned by  AISTF.  SFP is a managing  member of A5A,  the  general  partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   14,491,675
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   19.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 12 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    121,006 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,509,000 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are directly owned by Accel Keiretsu V L.P. ("AK5"), 761,056
     PERSON         are directly owned by Accel Investors '96 L.P.  ("AI96") and
      WITH          2,583 are  directly  owned by Accel  Investors  '99(C)  L.P.
                    ("AI99C"). Breyer is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C. ("AISTFA"),  the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C.  ("AK5A"),  the general  partner  of AK5,  a general  partner  of AI96 and a general  partner  of AI99C and may be deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    121,006 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,509,000 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5,  761,056 are directly  owned by AI96 and 2,583 are directly owned by AI99C.  Breyer is a managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A,  the general  partner of AK5, a general  partner of
                    AI96 and a  general  partner  of AI99C  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,630,006
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 13 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    35,779 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,506,417 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AK5")  and
     PERSON         761,056  are  directly  owned  by Accel  Investors  '96 L.P.
      WITH          ("AI96").  Evnin is a managing  member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C. ("AISTFA"),  the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C.  ("AK5A"),  the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    35,779 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,506,417 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5 and  761,056  are  directly  owned by
                    AI96. Evnin is a managing member of A5A, the general partner of A5, a managing  member of AISTFA,  the general partner of
                    AISTF,  a managing  member of AK5A,  the general  partner of
                    AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,542,196
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 14 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    6,617 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,506,417 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AK5")  and
     PERSON         761,056  are  directly  owned  by Accel  Investors  '96 L.P.
      WITH          ("AI96").  Hill is a managing  member of Accel V  Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C. ("AISTFA"),  the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C.  ("AK5A"),  the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    6,617 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,506,417 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5 and  761,056  are  directly  owned by
                    AI96.  Hill is a managing member of A5A, the general partner of A5, a managing  member of AISTFA,  the general partner of
                    AISTF,  a managing  member of AK5A,  the general  partner of
                    AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,513,034
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 15 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    389,488  shares,  of which  348,816  are  directly  owned by
    NUMBER OF       Ellmore C.  Patterson  Partners  ("ECPP").  Patterson is the
     SHARES         general partner of ECPP and may be deemed to have sole power
   BENEFICIALLY     to vote the shares held by ECPP.
    OWNED BY        ------------------------------------------------------------
      EACH       6  SHARED VOTING POWER
    REPORTING       15,509,000 shares, of which 12,779,313 are directly owned by
     PERSON         Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      WITH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
                    are directly owned by Accel Keiretsu V L.P. ("AK5"), 761,056 are directly owned by Accel Investors '96 L.P.  ("AI96") and
                    2,583 are  directly  owned by Accel  Investors  '99(C)  L.P.
                    ("AI99C").  Patterson  is  a  managing  member  of  Accel  V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, a  managing  member of Accel  Keiretsu V  Associates  L.L.C.
                    ("AK5A"),  the general  partner of AK5, a general partner of
                    AI96 and a  general  partner  of AI99C  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
                    389,488  shares,  of which  348,816  are  directly  owned by
                    Ellmore C.  Patterson  Partners  ("ECPP").  Patterson is the
                    general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    15,509,000 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5,  761,056 are directly  owned by AI96 and  2,583  are  directly  owned by  AI99C.  Patterson  is a managing  member  of  A5A,  the  general  partner  of A5,  a managing  member of AISTFA,  the general partner of AISTF, a managing  member of AK5A,  the  general  partner  of AK5,  a general  partner of AI96 and a general  partner of AI99C and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,898,488
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.8%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 16 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,509,000 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are directly owned by Accel Keiretsu V L.P. ("AK5"), 761,056
     PERSON         are directly owned by Accel Investors '96 L.P.  ("AI96") and
      WITH          2,583 are  directly  owned by Accel  Investors  '99(C)  L.P.
                    ("AI99C").   Sednaoui  is  a  managing  member  of  Accel  V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, a  managing  member of Accel  Keiretsu V  Associates  L.L.C.
                    ("AK5A"),  the general  partner of AK5, a general partner of
                    AI96 and a  general  partner  of AI99C  and may be deemed to have shared power to vote these shares.
                   ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,509,000 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5,  761,056 are directly  owned by AI96 and  2,583  are  directly  owned  by  AI99C.  Sednaoui  is a managing  member  of  A5A,  the  general  partner  of A5,  a managing  member of AISTFA,  the general partner of AISTF, a managing  member of AK5A,  the  general  partner  of AK5,  a general  partner of AI96 and a general  partner of AI99C and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,509,000
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 17 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Swartz ("Swartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,506,417 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AK5")  and
     PERSON         761,056  are  directly  owned  by Accel  Investors  '96 L.P.
      WITH          ("AI96").  Swartz is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C. ("AISTFA"),  the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C.  ("AK5A"),  the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,506,417 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5 and  761,056  are  directly  owned by
                    AI96.  Swartz  is a  managing  member  of A5A,  the  general partner of A5, a  managing  member of  AISTFA,  the  general partner of AISTF,  a managing  member of AK5A,  the  general partner  of AK5,  and a general  partner  of AI96 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,506,417
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 736126103                                          PAGE 18 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. Peter Wagner ("Wagner")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    73,630 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     15,509,000 shares, of which 12,779,313 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  1,712,362 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  253,686
    REPORTING       are directly owned by Accel Keiretsu V L.P. ("AK5"), 761,056
     PERSON         are directly owned by Accel Investors '96 L.P.  ("AI96") and
      WITH          2,583 are  directly  owned by Accel  Investors  '99(C)  L.P.
                    ("AI99C"). Wagner is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C. ("AISTFA"),  the general partner of AISTF, a managing member of Accel Keiretsu V Associates L.L.C.  ("AK5A"),  the general  partner  of AK5,  a general  partner  of AI96 and a general  partner  of AI99C and may be deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    73,630 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    15,509,000 shares, of which 12,779,313 are directly owned by
                    A5,  1,712,362  are  directly  owned by AISTF,  253,686  are directly  owned by AK5,  761,056 are directly  owned by AI96 and 2,583 are directly owned by AI99C.  Wagner is a managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A,  the general  partner of AK5, a general  partner of
                    AI96 and a  general  partner  of AI99C  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,582,630
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 19 of 25
ITEM 1(A).  NAME OF ISSUER

            Portal Software, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            20883 Stevens Creek Blvd.
            Cupertino, CA  95014

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a
            Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '96 L.P., a Delaware limited partnership ("AI96"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), the ACP Family Partnership L.P., a California limited partnership and a managing member of A5A and AISTFA ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are partners of AI96 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI96. Breyer, Wagner, Patterson and Sednaoui are partners of AI99C and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

                                                                   Page 20 of 25
ITEM 2(C)   CITIZENSHIP

            A5, AISTF, AK5, AI96, AI99C ACPFP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA and AK5A are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 736126103

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A5, AISTF, AK5, AI96 and AI99C, and the limited liability agreements of A5A, AISTFA and AK5A, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Fund Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '96 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner
                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed individuals

                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   24

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         25

                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Portal Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G..

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Fund Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '96 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed individuals

                                                                   Page 25 of 25
                                    Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact


     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.